Exhibit 3.2

SECOND SUPPLEMENTAL INDENTURE

by and among

FULL CIRCLE CAPITAL CORPORATION,

GREAT ELM CAPITAL CORP.

and

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

Dated as of November 3, 2016

SECOND SUPPLEMENTAL INDENTURE

This SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), dated as of November 3, 2016, is by and among Full Circle Capital Corporation a Maryland corporation (the “Company”), Great Elm Capital Corp., a Maryland corporation (“Successor”), and U.S. Bank National Association, as trustee under the Indenture referred to below (the “Trustee”). All capitalized terms used herein shall have the meaning set forth in the Base Indenture (as defined below).

RECITALS OF THE COMPANY

WHEREAS, the Company and Trustee executed and delivered an indenture, dated as of June 3, 2013, (the “Base Indenture”), to provide for the issuance by the Company from time to time of the Company’s unsecured debentures, notes or other evidences of indebtedness (the “Securities”), to be issued in one or more series as provided in the Base Indenture;

WHEREAS, the Company and Trustee executed and delivered a first supplemental indenture (the “First Supplemental Indenture” and, together with the Base Indenture and the Second Supplemental Indenture, the “Indenture”), dated as of June 28, 2013, providing for the issuance of the Company’s 8.25% Senior Notes due June 30, 2020 (the “Notes”);

WHEREAS, the Notes bear a CUSIP number of 359671 203 and an ISIN number of US3596712030;

WHEREAS, the Company and Successor have entered into an agreement and plan of merger, dated as of June 23, 2016 (the “Merger Agreement”), which provides for the merger of Company with and into Successor (the “Merger”), with Successor continuing its existence under Maryland law;

WHEREAS, the Merger shall become effective at 11:59 p.m. on the date of the filing of the articles of merger with the Department of Assessments and Taxation (the “Department”) of the State of Maryland;

WHEREAS, the Notes shall require a new CUSIP number and ISIN number;

WHEREAS, Section 801 of the Base Indenture provides, among other things, that Company shall not merge with or into any other entity unless the entity formed by such consolidation or into which the Company is merged shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the principal of (and premium, if any) and interest, if any, on the Notes and the performance of every covenant of the Base Indenture and the First Supplemental Indenture on the part of the Company to be performed or observed;

WHEREAS, Section 802 of the Base Indenture provides that upon any merger of the Company in accordance with Section 801 of the Base Indenture, the successor entity into which the Company is merged shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Base Indenture and the First Supplemental

Indenture with the same effect as if such successor had been named as the Company under the Base Indenture and the First Supplemental Indenture and the Company shall be discharged from all obligations and covenants under the Base Indenture, the First Supplemental Indenture and the Securities, including the Notes, and may be dissolved and liquidated;

WHEREAS, each of the Company and the Successor has been duly authorized to enter into this Second Supplemental Indenture; and

WHEREAS, all acts, conditions, proceedings and requirements necessary to make this Second Supplemental Indenture a valid, binding and legal agreement enforceable in accordance with its terms for the purposes expressed herein, in accordance with its terms, have been duly done and performed.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, Successor and the Trustee hereby agree as follows:

ARTICLE I
REPRESENTATIONS AND WARRANTIES

SECTION 1.1.     Representations of Company and Successor.

Each of the Company and Successor represents and warrants to the Trustee as follows:

(a) It is a Maryland corporation duly organized, validly existing and in good standing under the laws of the State of Maryland.

(b) The execution, delivery and performance by it of this Second Supplemental Indenture have been authorized and approved by all necessary corporate action on its part.

(c) Upon the filing and acceptance for record of the articles of merger by the Department of the State of Maryland or at such other time thereafter as is provided in the articles of merger (the “Merger Effective Time”), the Merger will be effective in accordance with the terms of the Merger Agreement and Maryland law.

ARTICLE II
ASSUMPTION AND AGREEMENT OF SUCCESSOR

SECTION 2.1.     Assumption and Agreement of Successor.

(a) In accordance with Section 801 of the Base Indenture, Successor hereby expressly assumes all of the obligations of Company under the Base Indenture and the First Supplemental Indenture, including but not limited to the due and punctual payment of the principal of (and premium, if any) and interest, if any, on the Notes and the performance of every covenant of the Base Indenture and the First Supplemental Indenture on the part of the Company to be performed or observed.

(b) Successor shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Base Indenture and the First Supplemental Indenture with the same effect as if Successor had been named as the “Company” in the Base Indenture and the First Supplemental Indenture; and thereafter the Company shall be fully released from its obligations under the Base Indenture and the First Supplemental Indenture.

ARTICLE III
TERMS OF THE NOTES

SECTION 3.1.     Terms of the Notes. Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the Notes but no other series of Securities under the Indenture, whether now or hereafter issued and Outstanding, Section 1.01(a) of the First Supplemental Indenture shall be amended by replacing such Section thereof with the following:

“The Notes shall constitute a series of Senior Securities having the title “8.25% Senior Notes due June 30, 2020.” The Notes shall bear a CUSIP number of 390320 208 and an ISIN number of US3903202089.”

ARTICLE IV
MISCELLANEOUS

SECTION 4.1.     Capitalized Terms. Capitalized terms used herein without definition shall have the meaning assigned to them in the Base Indenture as supplemented by the First Supplemental Indenture.

SECTION 4.2.     Effective Time. This Second Supplemental Indenture shall become effective as of the Merger Effective Time.

SECTION 4.3.     Governing Law. This Second Supplemental Indenture shall be governed by and construed in accordance with the laws of the state of New York, without regard to principles of conflicts of laws. This Second Supplemental Indenture is subject to the provisions of the Trust Indenture Act that are required to be part of the Indenture and shall, to the extent applicable, be governed by such provisions.

SECTION 4.4.     Severability. In case any provision in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 4.5.     Effects of the Indenture and the Notes. Except as expressly amended hereby, the Base Indenture, as supplemented and amended by the First Supplemental Indenture and by this Second Supplemental Indenture shall be read, taken and construed as one and the same instrument with respect to the Notes. All provisions included in this Second Supplemental Indenture supersede any conflicting provisions included in the Base Indenture and the First Supplemental Indenture with respect to the Notes, unless not permitted by law. The Trustee accepts the trusts created by the Base Indenture, as supplemented by the First Supplemental Indenture and by this Second Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Base Indenture and the First Supplemental Indenture as supplemented by this Second Supplemental Indenture.

This Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 4.6.     Counterparts. This Second Supplemental Indenture may be executed in counterparts, each of which will be an original, but such counterparts will together constitute but one and the same Second Supplemental Indenture. The exchanges of copies of this Second Supplemental Indenture and of signatures by facsimile, .pdf transmission, email or other electronic means shall constitute effective execution and delivery of this Second Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, .pdf transmission, email or other electronic means shall be deemed to be their original signatures for all purposes

SECTION 4.7.     Headings. The headings of the Sections of this Second Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Second Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, all as of the date first above written.

FULL CIRCLE CAPITAL CORPORATION

By:	/s/ Michael J. Sell
	Name:	Michael J. Sell
	Title:	Chief Financial Officer, Treasurer and Secretary

GREAT ELM CAPITAL CORP.

By:	/s/ Peter A. Reed
	Name:	Peter A. Reed
	Title:	Chief Executive Officer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Karen R. Beard
	Name:	Karen R. Beard
	Title:	Vice President